Exhibit 5.1

K&L GATES LLP 300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE, NC 28202 T +1 704 331 7400 F +1 704 331 7598 klgates.com

January 5, 2021
Exact Sciences Corporation
5505 Endeavor Lane
Madison, WI 53719

Ladies and Gentlemen:
We have acted as special counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, for the registration of up to 1,635,871 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable in the future upon the exercise or settlement, as applicable, of stock options, restricted stock awards, and restricted stock units (collectively, the “Equity Awards”), outstanding pursuant to the Thrive Earlier Detection Corp. 2019 Stock Option and Grant Plan (the “Plan”). The Equity Awards were assumed by the Company in connection with the Company’s acquisition of Thrive Earlier Detection Corp., a Delaware corporation (“Thrive”) pursuant to the Agreement and Plan of Merger dated as of October 26, 2020 by and among the Company, Eagle Merger Sub I, Inc., Eagle Merger Sub II, LLC, Thrive, and Shareholder Representative Services LLC (solely in its capacity as holders’ representative), as amended on December 23, 2020 and January 4, 2021 (as so amended, the “Merger Agreement”).
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
For purposes of rendering the opinion stated herein, we have examined:

(a)the Registration Statement;

(b)the Merger Agreement;

(c)the Plan;

(d)the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended through the date hereof;

(e)the Company’s Fourth Amended and Restated By-Laws;

(f)resolutions adopted by the board of directors of the Company (the “Board”) approving the Merger Agreement, the transactions contemplated thereby (including the assumption of the Equity Awards), and other related matters;

(g)resolutions adopted by the Board authorizing and approving the reservation and issuance of the Shares, the filing of the Registration Statement, and other related matters;

(h)a certificate of an officer of the Company, dated the date hereof; and

(i)a copy of a certificate from the Secretary of State of the State of Delaware, dated January 4, 2021, with respect to the Company’s incorporation, existence and good standing under the laws of the State of Delaware.

K&L GATES LLP
300 SOUTH TRYON STREET SUITE 1000 CHARLOTTE NC 28202
T +1 704 331 7400 F +1 704 331 7598 klgates.com

Exact Sciences Corporation
January 5, 2021

We have also examined such questions of law, and the originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records, as we have deemed necessary or appropriate as a basis for the opinion stated herein.
In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company.
In rendering our opinion below, we also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of each issuance of any Shares, (ii) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the General Corporation Law of the State of Delaware (the “DGCL”) prior to their issuance, (iii) the issuance of each Share will be properly recorded in the books and records of the Company, (iv) each award agreement under which Equity Awards were granted pursuant to the Plan is consistent with the terms of the Plan and was duly authorized, validly executed and delivered by the parties thereto, and (v) the Company will receive consideration for each Share at least equal to the par value of such share of Common Stock and in the amount required by the Plan (or the applicable award agreement issued thereunder).
Our opinion set forth below is limited to the DGCL and reported decisions interpreting the DGCL.
Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and paid for in accordance with the terms of the Plan and the applicable award agreements, will be validly issued, fully paid, and non-assessable.
We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates, LLP

K&L Gates LLP